EXHIBIT 10.2

SEAGATE TECHNOLOGY HOLDINGS PLC
EXECUTIVE PERFORMANCE BONUS PLAN
Effective as of July 2, 2022
The objectives of the Seagate Technology Holdings plc Executive Performance Bonus Plan (the “EPB,” as further defined in Section 1.12) are to motivate and reward the Company’s Executive Officers and other eligible executives of the Company and its affiliates to produce results that increase shareholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives.
ARTICLE I.
DEFINITIONS
Section 1.1 – “Base Bonus Amount” shall have the meaning set forth in Section 3.1(a) of the EPB.
Section 1.2 – “Base Compensation” with respect to a Performance Period shall mean the Participant’s rate of annual base salary as in effect as of the last day of such Performance Period, prorated for a partial Performance Period if the Participant was not employed or eligible to participate in the EPB, as applicable, for the full Performance Period, and shall exclude moving expenses, bonus pay and other payments which are not considered part of annual base salary.
Section 1.3 – “Board” shall mean the Board of Directors of the Company.
Section 1.4 – “Cause” means (a) an Eligible Employee’s continued failure to substantially perform the material duties of her or his office (other than as a result of total or partial incapacity due to physical or mental illness); (b) fraud, embezzlement or theft by an Eligible Employee of the property of the Company or any of its subsidiaries; (c) the conviction of such Eligible Employee of, or plea of nolo contendere by the Eligible Employee to, a felony under the laws of the United States or any state or comparable crime under the laws of a foreign jurisdiction; (d) an Eligible Employee’s malfeasance or misconduct in connection with such Eligible Employee’s duties to the Company or any of its subsidiaries or any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries; or (e) a breach by an Eligible Employee of any of the provisions of (i) the EPB, (ii) the Severance Plan, (iii) any non-compete, non-solicitation or confidentiality provisions to which such Eligible Employee is subject or (iv) any policy, process or procedure of the Company or any of its subsidiaries or other agreement to which such Eligible Employee is subject.
Section 1.5 – “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to the regulations promulgated under such section and to any successor provision of such section.
Section 1.6 – “Committee” shall mean the Compensation Committee or, where applicable, shall mean (i) the independent members of the Board in relation to the bonus award granted to the Company’s Chief Executive Officer where such members make any determination with respect to such award or (ii) the Chief Executive Officer in relation to the bonus awards granted to Participants other than Executive Officers.
Section 1.7 – “Company” shall mean Seagate Technology Holdings plc, an Irish company.
Section 1.8 – “Compensation Committee” shall mean the Compensation Committee of the Board which shall consist solely of two or more members of the Board who are outside directors, and satisfy such other criteria as set forth in the Compensation Committee’s Charter.
Section 1.9 – “Compensation Recovery Policy” shall mean the Company’s Compensation Recovery for Fraud or Misconduct Policy, as such policy may be amended or superseded from time to time.
Section 1.10 – “Disability” shall mean the physical or mental incapacitation such that for a period of six consecutive months or for an aggregate of nine months in any 24-month consecutive period, a Participant is unable to substantially perform her or his duties. Any question as to the existence of that Participant’s physical or mental incapacitation as to which the Participant or the Participant’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of “Disability” made in writing to the Company and the Participant shall be final and conclusive for all purposes of the bonus awards.

Section 1.11 – “Eligible Employee” shall mean an Executive Officer or other employee of the Company or an affiliate at the level of Vice President or above.

Section 1.12 – “EPB” shall mean the Seagate Technology Holdings plc Executive Performance Bonus Plan, as set forth herein, as may be amended from time to time.
Section 1.13 – “EPB RSUs” shall mean RSUs granted under the Equity Incentive Plan, pursuant to the achievement of performance targets and individual goals under the EPB.
Section 1.14 – “EPB RSU Bonus Value” shall have the meaning set forth in Section 3.1(a) of the EPB.

Section 1.15 – “Equity Incentive Plan” shall mean the Seagate Technology Holdings plc 2022 Equity Incentive Plan, as such plan may be amended from time to time, or any successor plan thereto.

Section 1.16 – “Executive Officer” shall mean an employee who is subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.
Section 1.17 – “Grant Date” shall mean the date an RSU is granted to a Participant under the terms of this EPB.
Section 1.18 – “Fair Market Value” shall have the meaning set forth in the Equity Incentive Plan.
Section 1.19 – “Participant” shall mean, with respect to any Performance Period during the term of the EPB, all Eligible Employees, except as otherwise determined by the Committee.
Section 1.20 – “Performance Period” shall mean the period for which performance is calculated, which, unless otherwise indicated by the Committee, shall be the Company’s fiscal year.
Section 1.21 – “Premium Bonus Amount” shall have the meaning set forth in Section 3.1(a) of the EPB.
Section 1.22 – “RSUs” shall mean restricted share units granted under the Equity Incentive Plan.
Section 1.23 – “Severance Plan” shall mean the Eighth Amended and Restated Executive Severance and Change in Control Plan, as such plan may be amended from time to time, or any successor plan thereto.
Section 1.24 – “Share” shall mean an ordinary share of the Company, nominal value US$0.00001.
Section 1.25 – “Specified Premium Percentage” shall mean 30% of the Base Bonus Amount determined by the Committee pursuant to Section 2.3 of the EPB or such other premium percentage as determined by the Committee from time to time.
ARTICLE II.
BONUS AWARDS
Section 2.1 – Performance Targets and Goals. A Participant shall be eligible to earn a bonus award under the EPB based on the achievement of one or more performance targets by the Company and individual goals by the Participant during a Performance Period. The Compensation Committee shall establish the Company performance targets for each Performance Period based on the performance criteria set forth in Section 2.1(a), including specified levels of the Company performance target(s) and the portion of the bonus award, if any, potentially grantable with respect to each such specified level. Individual performance goals for the Performance Period for each Participant will be established by (i) the Compensation Committee for Executive Officers, (ii) the independent members of the Board for the Company’s Chief Executive Officer, and (iii) the Chief Executive Officer for Participants other than Executive Officers, and in each case shall be based on the performance criteria set forth in Section 2.1(b).

(a)    Company Performance Targets. The Company performance targets for a Performance Period shall be based on any one or more of the following objective performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured over the designated Performance Period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as the Compensation Committee determines: (a) pre-and after-tax income; (b) operating income; (c) net operating income or profit (before or after taxes); (d) net earnings; (e) net income (before or after taxes); (f) operating margin; (g) gross margin; (h) cash flow (before or after dividends); (i) earnings per share; (j) return on equity; (k) return on assets, net assets, investments or capital employed; (l) revenue; (m) market share; (n) cost reductions or savings; (o) funds from operations; (p) total shareholder return; (q) share price; (r) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (s) market capitalization; (t) economic value added; (u) operating ratio; (v) product development or release schedules; (w) new product innovation; (x) implementation of the Company’s critical processes or projects; (y) customer service or customer satisfaction; (z) product quality measures; (aa) days sales outstanding or working capital management; (bb) inventory or inventory turns; (cc) pre-tax profit; (dd) cost reductions; (ee) environmental, social or governance criteria; and/or (ff) such other Company performance criteria as determined by the Compensation Committee.
(b) Individual Goals. The individual goals for a Performance Period shall be based upon achievement of certain individual business objectives and/or personal performance objectives, in each case which support the business plan of the Company and as determined by the Committee. Individual goals may include (a) personal performance objectives such as teamwork, interpersonal skills, employee development, project management skills and leadership; (b) individual business objectives such as the implementation of policies and plans, the negotiation and/or completion of transactions; (c) the development of long-term business goals; (d) formation of joint ventures; (e) research or development collaborations, technology and best practice sharing within the Company; (f) completion of other corporate goals or projects; and/or (g) such other individual performance criteria as determined by the Committee.
Section 2.2 – Adjustments. The Compensation Committee may determine to adjust any of the foregoing Company performance targets established by the Compensation Committee pursuant to Section 2.1(a) as follows, without limitation: (a) to exclude restructuring and/or other nonrecurring charges; (b) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (c) to exclude the effects of changes to generally accepted accounting principles required by the U.S. Financial Accounting Standards Board, as well as changes in accounting standards promulgated by other accounting standards setters to the extent applicable (for example, resulting from future potential voluntary or mandatory adoption of International Financial Reporting Standards); (d) to exclude the effects of any statutory adjustments to corporate tax rates; (e) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (f) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (g) to respond to any unusual or extraordinary transaction, event or development; (h) to respond to changes in applicable laws, regulations, and/or accounting principles; (i) to exclude the dilutive or accretive effects of dispositions, acquisitions or joint ventures; (j) to exclude the effect of any change in the outstanding shares by reason of any share dividend or split, share repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends; (k) to reflect the effect of a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such terms of Section 368 of the Code); and (l) to reflect the effect of any partial or completed corporate liquidation.
Section 2.3 – Bonus Awards. Each individual who is an Eligible Employee who remains continuously employed as an Eligible Employee from the first day of the applicable Performance Period (or, if later, from her or his first day of employment or eligibility to participate in the EPB, as applicable) through and including the last day of the applicable Performance Period shall be eligible for a bonus award with respect to such Performance Period under this Section 2.3. Achievement of specified levels of the Company performance target(s) and individual goal(s) will result in a bonus award to such Participants equal to a fixed dollar amount or a percentage of their Base Compensation, as determined by the Committee; provided, however, that the maximum value of the bonus award granted to any Participant with respect to any Performance Period of the Company shall not exceed $10,000,000 (and, in any case, shall not exceed $15,000,000 in any fiscal year). As soon as reasonably practicable following the conclusion of each Performance Period and prior to the grant of a bonus award, the Compensation Committee shall certify in writing the level of performance attained by the Company for the Performance Period to which such bonus award relates. The Committee shall then determine the actual bonus award due to each Participant, including in view of the Participant’s level of attainment of the applicable individual goal(s) (the Base Bonus Amount, as defined below). The Committee shall have no discretion to increase the amount of a Participant’s bonus award but the Committee shall have unlimited discretion to reduce the amount of a Participant’s bonus award that would otherwise be granted to the Participant upon the achievement of specified levels of the Company performance target(s).

ARTICLE III.
PAYMENT OF BONUS AWARD
Section 3.1 – Form of Payment or Settlement.
(a)     EPB RSUs. If the Compensation Committee certifies the level of Company performance target(s) resulting in the potential grant of bonus awards for an applicable Performance Period in accordance with Section 2.3, then unless otherwise determined by the Compensation Committee pursuant to Section 3.1(b), each Participant’s bonus award shall be satisfied in the form of EPB RSUs as follows: (i) one grant of EPB RSUs representing the U.S. dollar bonus amount determined by the Committee pursuant to Section 2.3 (the “Base Bonus Amount”) and (ii) a second grant of RSUs representing the Specified Premium Percentage of the Base Bonus Amount (the “Premium Bonus Amount”). For purposes of the foregoing, the aggregate number of EPB RSUs subject to each such award to be granted on the Grant Date shall be determined by dividing, respectively, the Participant’s Base Bonus Amount and the Participant’s Premium Bonus Amount by the average daily closing price of the Shares for the calendar month prior to the Grant Date (as quoted on Yahoo! Finance) or, alternatively, as determined by the Compensation Committee, by the closing price or Fair Market Value of the Shares on the Grant Date or on such other date or over such other averaging period, and, in each case, subject to such rounding convention, as determined appropriate by the Compensation Committee and then in effect. Unless otherwise set forth in the EPB RSU award agreement(s) or determined by the Compensation Committee, each EPB RSU will vest in full on the first anniversary of its Grant Date, subject to the Participant’s continued employment or service and such other terms as set forth in the applicable EPB RSU award agreement and the Equity Incentive Plan. With respect to the EPB RSUs, in the event of any conflict between the terms of this EPB and the terms of the applicable EPB RSU award agreement or Equity Incentive Plan, the terms of the RSU award agreement or Equity Incentive Plan, as applicable, shall govern.
(b) Cash. In its sole discretion, including in view of applicable laws or other relevant considerations, the Compensation Committee may determine to pay any bonus award hereunder in cash, following its certification of the level of Company performance target(s) resulting in possible granting of bonus awards for an applicable Performance Period in accordance with Section 2.3. In the event that a bonus award is paid in cash, the amount payable shall be the Base Bonus Amount, without the additional Specified Premium Percentage.

Section 3.2 – Timing of Payment or Settlement. Unless otherwise determined by the Compensation Committee, EPB RSUs due to a Participant pursuant to Section 3.1(a) shall be granted no later than the 10th day of the third month following the end of the Performance Period to which such bonus award relates (unless such day is not a business day, in which case the Grant Date will be the next following business day) and shall be settled in Shares on or as soon as practicable following the first anniversary of such Grant Date. In the event that a bonus award is paid in cash pursuant to Section 3.1(b), the bonus award shall generally be paid no later than the 15th day of the third month following the end of the Performance Period to which such bonus award relates. In any event and notwithstanding anything to the contrary in this Section 3.2, if the Participant is subject to U.S. federal taxation, it is intended that payment or settlement will be made no later than required to ensure that no amount paid or settled or to be paid or to be settled hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Code and all payments and settlements, including the EPB RSUs, are intended to be eligible for the short-term deferral exception to Section 409A of the Code. However, in the event that the EPB is deemed to provide payments or benefits that constitute nonqualified deferred compensation under Section 409A of the Code, and assuming the Participant is subject to U.S. federal taxation, the EPB will be interpreted and administered to comply with Section 409A of the Code, including, without limitation, that (a) no payment or settlement of any amount hereunder shall be made upon a Participant’s termination of employment unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code; and (b) if a Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of the Participant’s separation from service, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the payment or settlement of any amount due upon the Participant’s separation from service shall be delayed to the extent required by Code Section 409A(a)(2)(B)(i).
ARTICLE IV.
TERMINATIONS
Section 4.1 – Treatment of the Bonus Award on Termination of Employment.
(a) Termination During the Performance Period. A Participant who, whether voluntarily or involuntarily, is terminated or demoted or otherwise ceases to be an Eligible Employee at any time during a Performance Period shall not be eligible to receive a pro-rata bonus award, except as may otherwise be set forth in the Severance Plan and provided that the Participant is eligible for benefits thereunder; nor shall a Participant who, whether voluntarily or involuntarily, is terminated following the end of a Performance Period but before bonuses are generally paid out to Participants be eligible to receive a prior year bonus award. Notwithstanding the foregoing, in the event of a Participant’s termination due to death or Disability, or in the event of a change in ownership or control of the Company, the Committee may, in its sole discretion, provide pro-rata bonus awards to affected Participants.
(b) Termination During EPB RSU Vesting Period. Where a bonus award is granted in EPB RSUs pursuant to Section 3.1(a) above, a Participant whose employment, whether voluntarily or involuntarily, is terminated at any time after the Grant Date but before the EPB RSUs are fully vested, will forfeit all unvested EPB RSUs, unless otherwise provided by the Severance Plan and provided that the Participant is eligible for benefits thereunder, as further set forth in Section 4.1(c) below. However, provided that the Participant was not terminated by the Company or an affiliate for Cause, upon and subject to such forfeiture of the EPB RSUs, the Participant will receive a cash payment equal to the Base Bonus Amount for the relevant Performance Period with respect to which the forfeited EPB RSUs were granted (i.e., such Base Bonus Amount will not be adjusted by the Specified Premium Percentage). For the avoidance of doubt, in no event shall a Participant receive a bonus for a Performance Period in both cash and vested EPB RSUs.

(c) Termination under the Severance Plan. In the event of a qualifying termination of employment under the Severance Plan, a Participant may have rights to receive a pro-rata bonus award and/or prior year bonus award under the terms of the Severance Plan. However, in the event that a Participant’s unvested EPB RSUs qualify for accelerated vesting upon a qualifying termination of Participant’s employment during the Change in Control Period, as defined in the Severance Plan, the Participant’s EPB RSUs shall vest in full upon the Participant’s termination of employment under the Severance Plan and the Participant shall not receive the Base Bonus Amount in cash under the EPB for the prior year to which such EPB RSUs relate.
ARTICLE V.
ADMINISTRATION
Section 5.1 – Compensation Committee. The Compensation Committee shall have plenary administrative authority with respect to the EPB, subject to the role of the independent members of the Board in relation to the bonus award granted to the Company’s Chief Executive Officer, and to the authority delegated under the EPB to the Chief Executive Officer to administer the EPB with respect to Participants who are not Executive Officers.
Section 5.2 – Duties and Powers of Committee. Subject to Sections 1.6 and 5.1 above, and in addition to the other specific duties and powers of the Committee as set forth in the EPB, the Committee shall administer the EPB, and shall have the full and final authority in its discretion (subject to, and within the limitations of, the express provisions of the EPB) to establish rules and take all actions, including, without limitation:
(a) selecting or approving Eligible Employees to participate in the EPB;
(b) determining the potential amount of bonus award to be granted to each Eligible Employee;
(c) construing and interpreting the terms of the EPB and establishing, amending and revoking rules and regulations for its administration (including, without limitation, rules and procedures regarding currency conversion, applicable foreign exchange rates, and payroll tax);
(d) correcting any defect, omission or inconsistency in the EPB in a manner and to the extent it shall deem necessary or expedient to make the EPB fully effective;
(e) deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the EPB;
(f) unless prohibited by applicable laws (including stock exchange rules), further delegating administration of all or parts of the EPB to one or more committees of one or more individuals (in such case, the term “Committee” shall apply to any person or persons to whom such authority has been delegated and any action undertaken by a delegate shall have the same force and effect as if undertaken directly by the Committee); and
(g) generally exercising such powers and performing such acts as the Committee deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the EPB.
Section 5.3 – Effect of Committee’s or Board’s Decision. All decisions, determinations and interpretations of, and all actions taken by, the Committee (and/or any of its delegates) or the Board in good faith shall be final, binding and conclusive on all persons, including the Company, the Participants and their estates and beneficiaries.

ARTICLE VI.
OTHER PROVISIONS

Section 6.1 – Amendment, Suspension or Termination of the EPB. This EPB does not constitute a promise to pay or grant any bonus award and may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Compensation Committee or the Board, subject to any requirement for shareholder approval under applicable law. Notwithstanding the foregoing, no amendment, modification, suspension or termination of the EPB shall be made which materially adversely affects bonus awards previously made to a Participant without such Participant’s consent.
Section 6.2 – Seagate Compensation Recovery for Fraud or Misconduct Policy. Any bonus awards granted under the EPB shall be subject to the Company’s Compensation Recovery Policy as in effect from time to time, and the terms and conditions of such policy shall be incorporated into the EPB.
Section 6.3 – Miscellaneous.
(a) The Company or an applicable affiliate shall deduct all federal, state, local and non-United States taxes required by law or Company policy from any bonus award paid to a Participant hereunder.
(b) In no event shall the Company be obligated to grant or pay to any Participant a bonus award by reason of the Company’s grant or payment of a bonus to such Participant in any other Performance Period, and there is no obligation for uniformity of treatment of Participants under the EPB.
(c) The rights of Participants under the EPB shall be unfunded and unsecured. RSUs or other amounts that may be paid or granted under the EPB are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the grant of any bonus under the EPB.
(d) Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company or an affiliate, or to interfere with the rights of the Company or any affiliate to discharge any individual at any time, with or without cause, for any reason or no reason, and with or without notice except as may be otherwise agreed in writing.
(e) No rights of any Participant to grants of any amounts under the EPB shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.
(f) Any provision of the EPB that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the EPB.
(g) The EPB and the rights and obligations of the parties to the EPB shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).